INDEPENDENT AUDITORS' CONSENT


The Board of Trustees
Pilgrim Prime Rate Trust:

We consent to the use of our report dated March 31, 2000 incorporated herein by reference and to the references to our firm under the headings "Financial Highlights and Investment Performance" and "Experts" in the Prospectus and "Financial Statements" in the SAI filed with the Securities and Exchange Commission on this Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (File No. 333-44918) and in this Amendment No. 38 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-05410).


/s/ KPMG LLP


Los Angeles
October 19, 2000